Orchid Island Capital, Inc. Announces the Declaration of the Monthly Dividend for May 2013 and Portfolio Summary as of April 30, 2013

VERO BEACH, Fla., May 9, 2013 (GLOBE NEWSWIRE) -- Orchid Island Capital, Inc. (NYSE MKT:ORC) announced that today the Board of Directors declared a monthly cash dividend for the month of May 2013. The dividend of $0.135 per share will be paid May 31, 2013, to holders of record on May 28, 2013, with an ex-dividend date of May 23, 2013.

The company intends to make regular monthly cash distributions to its stockholders. In order to qualify as a real estate investment trust ("REIT") the company must distribute annually to its stockholders an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. The company will be subject to income tax on taxable income that is not distributed and to an excise tax to the extent that certain percentages of its taxable income is not distributed by specified dates. The company has not established a minimum distribution payment level and is not assured of its ability to make distributions to stockholders in the future.

Details of the MBS Portfolio Performance

Details of the MBS portfolio as of April 30, 2013 are presented below. These figures are preliminary and subject to change. The information contained herein is an inter-quarter update created by the Company based upon information that the Company believes is accurate.

MBS Portfolio Characteristics

•	MBS Assets by Agency

•	Investment Company Act of 1940 Whole Pool Test Results

•	Repurchase agreement exposure by counter-party

•	MBS Risk Measures

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS that are either traditional pass-through Agency RMBS or structured Agency RMBS. Orchid Island Capital, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon Orchid Island Capital, Inc.'s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the "Risk Factors" section of the Company's Form 10-K for the year ended December 31, 2012.

MBS Valuation Characteristics
(in thousands of $s)
Asset Category	Current Face*	Fair Value*	Current Price	Percentage of Portfolio	Weighted Average Coupon	Realized April 2013 CPR (Reported in May)*
As of April 30, 2013
Adjustable Rate MBS	5,968	6,469	108.39	1.76%	4.19%	0.87%
10-1 Hybrid Rate MBS	103,128	107,735	104.47	29.32%	2.61%	8.60%
Total Hybrid Adjustable Rate MBS	103,128	107,735	104.47	29.32%	2.61%	8.60%
10 Year Fixed Rate MBS	9,704	10,331	106.46	2.81%	3.00%	2.20%
15 Year Fixed Rate MBS	26,892	28,495	105.96	7.75%	3.10%	12.79%
20 Year Fixed Rate MBS	46,697	49,869	106.79	13.57%	3.34%	0.60%
30 Year Fixed Rate MBS	134,031	143,018	106.71	38.92%	3.41%	1.78%
Total Fixed Rate MBS	217,324	231,713	106.62	63.06%	3.34%	2.91%
Total Mortgage-backed Pass-through MBS	326,420	345,918	105.97	94.13%	3.13%	4.67%
Interest-Only Securities	162,357	19,334	11.91	5.26%	3.95%	27.58%
Inverse Interest-Only Securities	24,180	2,220	9.18	0.60%	6.15%	34.30%
Structured MBS	186,537	21,554	11.55	5.87%	4.17%	28.45%
Total Mortgage Assets	512,957	367,472		100.00%	3.19%	13.32%

* Amounts are as of April 30, 2013, and do not reflect pay-downs received in May. Prepayment speeds reported are not reflected in the current balance and fair value amounts.

MBS Assets by Agency
(in thousands of $s)
As of April 30, 2013	Fair Value	Percentage of Portfolio
Fannie Mae	174,767	47.6%
Freddie Mac	168,612	45.9%
Ginnie Mae	24,093	6.6%
Total Portfolio	367,472	100%

Investment Company Act of 1940 (Whole Pool) Test
(in thousands of $s)
As of April 30, 2013	Fair Value	Percentage of Portfolio

Whole Pool Assets	304,961	83.0%
Non Whole Pool Assets	62,511	17.0%
Total Portfolio	367,472	100%

Repurchase Agreement Exposure By Counterparty
(in thousands of $s)
As of April 30, 2013	Total Borrowings	% Of Total Debt	Weighted Average Maturity in Days	Longest Maturity
Cantor Fitzgerald & Co	29,855	9.19%	5	5/20/2013
Citigroup Global Markets Inc	100,716	31.01%	31	6/10/2013
CRT Capital Group, LLC	65,820	20.26%	20	5/24/2013
KGS-Alpha Capital Markets, L.P	5,052	1.56%	1	5/1/2013
Mizuho Securities USA, Inc	15,405	4.74%	6	5/6/2013
Pierpont Securities, LLC	16,322	5.02%	52	6/21/2013
The PrinceRidge Group, LLC	35,934	11.06%	23	5/24/2013
South Street Securities, LLC	44,622	13.74%	14	5/24/2013
Suntrust Robinson Humphry, Inc	11,106	3.42%	17	5/17/2013
Total Borrowings*	324,832	100%	22	6/21/2013
* excludes 3,806 in borrowings of an asset which was sold on 4/26/13 and which subsequently settled on 5/1/13.

MBS Risk Measures
(in thousands of $s)
Asset Category	Fair Value	Weighted Average Months To Next Coupon Reset (if applicable)	Weighted Average Lifetime Cap (if applicable)	Weighted Average Periodic Cap Per Year (if applicable)	Modeled Interest Rate Sensitivity -50 BPS*	Modeled Interest Rate Sensitivity +50 BPS*
As of April 30, 2013
Adjustable Rate MBS	6,469	1	10.04%	2.00%	-3	-24
Total Hybrid Adjustable Rate MBS	103,128	114	7.61%	2.00%	843	-1,972
Total Fixed Rate MBS	217,324	n/a	n/a	n/a	5,291	-6,634
Total Mortgage-backed Pass-through MBS	326,921	n/a	n/a	n/a	6,131	-8,629
Interest-Only Securities	162,357	n/a	n/a	n/a	-2,346	2,397
Inverse Interest-Only Securities	24,180	1	6.35%	n/a	-180	259
Structured MBS	186,537	n/a	n/a	n/a	-2,526	2,657
Total Mortgage Assets	513,459	n/a	n/a	n/a	3,604	-5,973

(in thousands)	Notional Balance	Hedge Period End Date			Modeled Interest Rate Sensitivity -50 BPS*	Modeled Interest Rate Sensitivity +50 BPS*
Funding Hedge	250,000	Mar-18			-3,756	5,938
Grand Total					(152)	(35)
* Modeled results from Citigroup Global Markets, Inc. Yield Book. Interest rate shocks assume instantaneous parallel shifts and horizon prices are calculated assuming constant LIBOR OAS.
* These results are for illustrative purposes only and actual results may differ materially.

Orchid Island Capital, Inc.
Robert E. Cauley
3305 Flamingo Drive, Vero Beach, Florida 32963
Telephone: (772) 231-1400